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                                   EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS

                                               Year Ended December 31,
                                        2004             2003              2002
                                       -----            ------            ------
                                         (In thousands, except per share data)
BASIC

Net Income                             $2,207           $2,105            $1,810
/ Weighted Average Shares               2,829            2,796             2,753

Basic Earnings Per Share               $ 0.78           $ 0.75            $ 0.66
                                       ======           ======            ======

DILUTED

Net Income                             $2,207           $2,105            $1,810
/ Weighted Average Shares               2,896            2,847             2,780

Diluted Earnings Per Share             $ 0.76           $ 0.74            $0.65
                                       ======           ======            ======

Per share data has been retroactively adjusted for stock dividend.

Notes:

   - Where applicable, diluted share computations include the effects of outstanding stock options.